Exhibit 99.2

Dime Community Bancshares Declares Quarterly Cash Dividend

Brooklyn, NY – January 23, 2020 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable on February 13, 2020 to all stockholders of record as of February 6, 2020.  This dividend is the 91st consecutive quarterly cash dividend paid by the Company.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.43 billion in consolidated assets as of September 30, 2019. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and its wholly owned subsidiary, Dime Community Bank, can be found on the Company's website at www.dime.com.

Contact: Avinash Reddy, Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.